Exhibit 99.1

AT THE COMPANY:	IR INQUIRIES:
Suzanne Runald	Todd Kehrli
Public Relations 949-362-5800 pr@smithmicro.com	MKR Group 323-468-2300 ir@mkr-group.com

Smith Micro Software Reports 2013 First Quarter Financial Results

Aliso Viejo, CA, May 1, 2013 – Smith Micro Software, Inc. (NASDAQ:SMSI), a leading provider of wireless and mobility solutions, today reported financial results for its first quarter ended March 31, 2013.

“Our first quarter revenues of $11.6 million were up 14.7 percent from the same period last year primarily due to the deployment of our NetWise Director product and continued growth in our CommSuite (Visual Voicemail and Voice-to-Text) solutions,” said William W. Smith Jr., President and CEO of Smith Micro Software. “First quarter non-GAAP loss per share of $0.08 was nearly cut in half from last year’s $0.15 non-GAAP loss per share due to higher revenues and last year’s cost restructuring.”

Smith Micro reported revenue of $11.6 million for the first quarter ended March 31, 2013, compared to $10.1 million reported in the first quarter ended March 31, 2012.

First quarter gross profit on a GAAP and non-GAAP (which excludes stock compensation) basis was $9.2 million, compared to $7.9 million reported in the first quarter of 2012.

GAAP gross profit as a percentage of revenue was 78.9 percent for the first quarter of 2013, compared to 78.3 percent for the same quarter last year. Non-GAAP gross profit as a percentage of revenue was 79.0 percent for the first quarter of 2013, compared to 78.3 percent for the same quarter last year primarily due to our increased revenues.

GAAP net loss for the first quarter of 2013 was $6.2 million, or a loss of $0.17 per share, compared to GAAP net loss of $9.7 million, or $0.27 per share, for the first quarter of 2012.

Smith Micro Software First Quarter 2013 Financial Results	Page 2 of 6

Non-GAAP net loss (which excludes stock compensation and non-cash tax expense) for the first quarter of 2013 was $3.1 million, or a loss of $0.08 per share, compared to a net loss of $5.3 million, or $0.15 per share, for the first quarter of 2012.

Total cash and cash equivalents and short-term investments at March 31, 2013 were $28.3 million.

Fully diluted weighted average common shares outstanding as of March 31, 2013 were 36.6 million compared to 35.6 million fully diluted weighted average common shares outstanding as of March 31, 2012.

The Company uses a non-GAAP reconciliation of gross profit, loss before taxes, net loss and loss per share in the presentation of financial results in this press release. Management believes that this presentation may be more meaningful in analyzing our income generation, since stock-based compensation and non-cash tax expense are excluded from the non-GAAP earnings calculation. Since we are in a loss position, the non-GAAP income tax benefit for the period ended March 31, 2013 was computed by using a tax rate of 38 percent using the Company’s normalized combined U.S. federal, state and foreign statutory tax rates less various tax adjustments. This presentation may be considered more indicative of our ongoing operational performance. The tables below present the differences between non-GAAP earnings and net loss on an absolute and per-share basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-financial measures as reported by Smith Micro Software may not be comparable to similarly titled amounts reported by other companies.

Investor Conference Call:

Smith Micro Software will hold an investor conference call today to discuss the company’s first quarter 2013 results at 4:30 p.m. ET, May 1, 2013. To access the call, dial (877) 941-9205 and when prompted provide the pass code “SMSI.” Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available on the Smith Micro website in the Investor Relations section.

About Smith Micro Software, Inc.:

Smith Micro Software provides solutions that simplify, secure and enhance the mobile experience. Our portfolio includes a wide range of applications that manage broadband connectivity, data traffic, devices, voice and video communications over wireless networks. With 30 years of experience developing world-class client and server software, Smith Micro helps the leading mobile network operators, device manufacturers and enterprises increase efficiency and capitalize on the growth of mobile-connected consumers and workforces. For more information, visit smithmicro.com. (NASDAQ:SMSI)

Smith Micro Software First Quarter 2013 Financial Results	Page 3 of 6

Safe Harbor Statement:

This release contains forward-looking statements that involve risks and uncertainties, including without limitation, forward-looking statements relating to the company’s financial prospects and other projections of its performance, the existence of new market opportunities and interest in the company’s products and solutions, and the company’s ability to increase its revenue and regain profitability by capitalizing on these new market opportunities and interest and introducing new products and solutions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are changes in demand for the company’s products from its customers and their end-users, customer concentration given that the majority of our sales depend on a few large client relationships, including Sprint, new and changing technologies, customer acceptance and timing of deployment of those technologies, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.

Smith Micro, NetWise, CommSuite and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.

Note: Financial Schedules Attached

Smith Micro Software First Quarter 2013 Financial Results	Page 4 of 6

Smith Micro Software, Inc.

Reconciliation of GAAP to Non-GAAP Results

(in thousands, except per share amounts) - unaudited

		Stock		Non-
	GAAP	Compensation	Taxes	GAAP
Three Months Ended 3/31/13:
Gross profit	$9,158	$5	$-	$9,163
Loss before provision for income taxes	($6,089)	$1,072	$-	($5,017)
Net loss	($6,158)	$1,072	$1,975	($3,111)
EPS-diluted	($0.17)	$0.03	$0.06	($0.08)
Three Months Ended 3/31/12:
Gross profit	$7,919	$4	$-	$7,923
Loss before provision for income taxes	($9,592)	$1,141	$-	($8,451)
Net loss	($9,682)	$1,141	$3,276	($5,265)
EPS-diluted	($0.27)	$0.03	$0.09	($0.15)

Smith Micro Software First Quarter 2013 Financial Results	Page 5 of 6

Smith Micro Software, Inc.

Statements of Comprehensive Loss for the Three Months Ended March 31, 2013 and 2012

(in thousands, except per share amounts) - unaudited

	For the Three Months
	Ended March 31,
	2013	2012
Revenues	$11,602	$10,114
Cost of revenues	2,444	2,195

Gross profit	9,158	7,919
Operating expenses:
Selling and marketing	4,381	4,592
Research and development	5,936	7,104
General and administrative	4,942	5,504
Restructuring expenses	-	334

Total operating expenses	15,259	17,534

Operating loss	(6,101)	(9,615)
Interest and other income, net	12	23

Loss before provision for income taxes	(6,089)	(9,592)

Provision for income tax expense	69	90

Net loss	$(6,158)	$(9,682)

Other comprehensive income, before tax:
Unrealized holding gains on available-for-sale securities	18	40
Income tax expense related to items of other comprehensive income	-	6

Other comprehensive income, net of tax	18	34

Comprehensive loss	$(6,140)	$(9,648)

Loss per share:
Basic and diluted	$(0.17)	$(0.27)
Weighted average shares outstanding:
Basic and diluted	36,614	35,590

Smith Micro Software First Quarter 2013 Financial Results	Page 6 of 6

Smith Micro Software, Inc.

Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2013	2012
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash & cash equivalents	$12,751	$18,873
Short term investments	15,513	13,328
Accounts receivable, net	9,804	8,953
Income tax receivable	681	681
Inventory, net	133	176
Prepaid and other assets	729	903
Deferred tax asset	89	89

Total current assets	39,700	43,003
Equipment & improvements, net	10,228	11,211
Other assets	184	181

TOTAL ASSETS	$50,112	$54,395

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,788	$1,978
Accrued liabilities	6,227	4,829
Deferred revenue	1,605	1,436

Total current liabilities	9,620	8,243
Long-term liabilities	2,960	3,399
Deferred tax liability	91	91

Total non-current liabilities	3,051	3,490
Stockholders’ Equity:
Common stock	37	36
Additional paid in capital	212,083	211,165
Accumulated comprehensive deficit	(174,679)	(168,539)

Total stockholders’ equity	37,441	42,662

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$50,112	$54,395